Exhibit 11.1

ads-tec Energy Group

Group Policy

INSIDER TRADING POLICY

Confidential © ADS-TEC Energy

Group Policy INSIDER TRADING POLICY

ID:	VA-GRC.ALG.1105_InsiderTrading	Version:	2.5
Valid from: 10.04.2025		Page:	2 from 13

Table of content

1		Summary of Policy		3
2		Material Inside Information		3
	2.1	What is Non-Public Information?		3
	2.2	What Is Material Information?		4
	2.3	What are the consequences of violation of this Policy?		5
3		Statement of Policy		5
	3.1	Transactions by Family Members and Others		6
	3.2	Transactions by Entities that You Influence or Control		6
	3.3	Transactions Under Company Plans		6
		3.3.1	Stock Option Exercises	6
		3.3.2	Stock Awards	7
	3.4	Transactions Not Involving a Purchase or Sale		7
	3.5	Post-Termination Transactions		7
	3.6	Special and Prohibited Transactions		7
4		Additional Procedures		7
		4.1.1	Pre-Clearance Procedures	8
		4.1.2	Quarterly Trading Restrictions	8
		4.1.3	Event-Specific Trading Restriction Periods	8
		4.1.4	Exceptions	9
	4.2	Rule 10b5-1 plans		9
5		Administration oft he Policy		9
6		Certification (For Employee)		10
		6.1.1	Acknowledgement of receipt of the policy	10
7		Certification (For Company)		11
		7.1.1	Acknowledgement of receipt of the policy	11
8		Appendix A		12
	8.1	Special and Prohibited Transactions		12
		8.1.1	Short-Term Trading	12
		8.1.2	Short Sales	12
		8.1.3	Publicly Traded Options	12
		8.1.4	Hedging Transactions	13
		8.1.5	Margin Accounts and Pledged Securities	13
		8.1.6	Standing and Limit Orders	13

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Group Policy INSIDER TRADING POLICY

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1	Summary of Policy

All rules set forth in this Policy apply to all persons who work in any way for the ADS-TEC Energy Group (the “Company”) regardless of the specific legal relationship between the company and the persons. Persons working for the company include managing directors, members of the management board, senior executives, employees, persons working under a service contract or a contract for work and labor and to any consultants or agents designated by the Compliance Officers. This Policy also applies to family members who reside in the same household as the persons who work for the company, as well as other members of a person’s household and persons and entities controlled by a person covered by this Policy, as described in greater detail below.

The Company’s Policy regarding securities trading can be summarized by the following important rules:

●	Persons working for the company may not trade in securities of the Company (or any other entity, such as a customer, supplier, possible acquisition target, or competitor of the Company) at any time that he or she possesses material, non-public information about the Company (or about such other entity). Such material, non-public information is described below as “inside information.”

●	Persons working for the company may not convey to any other person (“tip”) inside information regarding the Company (or any other entity).

●	Assuming that a person who is working for the company does not possess inside information concerning the Company, he or she may trade in securities of the Company only (a) during the period beginning on the third business day after the public release of the Company’s quarterly and annual earnings and ending ten days prior to the end of the next fiscal quarter (the “trading window”), and (b) within ten business days (or earlier if a black-out period goes into effect) after the date of receipt of confirmation from the Compliance Officer(s). (The Compliance Officer(s) must obtain approval from the Chief Executive Officer for his or her own trades).

The foregoing rules are only a summary. Every person working for the company must comply with all of the policies set forth below in Section III, which contains the Company’s complete statement of its policies on inside information and insider trading applicable to such persons.

2	Material Inside Information

2.1	What is Non-Public Information?

“Non-Public” information is information about the Company that is not available to the public. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other authorized public statement, including any filing with the Securities and Exchange Commission (the “SEC”). In general, information is considered to have been made available to the public 48 hours after the formal release of the information. In other words, there is a presumption that the public needs 48 hours to receive and absorb such information.

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Depending on the particular circumstances, the Company may determine that a longer period should apply to the release of specific material nonpublic information.

2.2	What Is Material Information?

As a general rule, information about the Company is “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell the Company’s securities (collectively referred to in this Policy as “Company Securities”). Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following:

●	Earnings, projections of future earnings or losses, or other earnings guidance;

●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

●	The results of trials with respect to the Company’s product candidates;

●	Development of a significant new product, process, or service;

●	The loss, delay or gain of a significant contract, sale or order, or other important development regarding customers or suppliers;

●	An adverse consequence related to any of our product candidates;

●	A pending or proposed corporate transaction, such as a merger, acquisition, divestiture, or tender offer;

●	A pending or proposed acquisition or disposition of a significant asset;

●	A pending or proposed joint venture;

●	A Company restructuring;

●	Significant related party transactions;

●	Significant regulatory approvals or challenges;

●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

●	Bank borrowings or other financing transactions out of the ordinary course;

●	The establishment of a repurchase program for Company Securities;

●	The gain or loss of a significant customer or supplier;

●	A significant disruption in the Company’s operations or a loss, potential loss, breach or unauthorized access of its property or assets, including its facilities, information technology infrastructure and cybersecurity systems;

●	A change in the Company’s executive officers or senior management;

●	A change in auditors or notification that the auditor’s reports may no longer be relied upon;

●	Pending or threatened material litigation, or the resolution of such litigation;

●	Impending bankruptcy or the existence of severe liquidity problems; and

●	The imposition of a ban on trading in Company Securities or the securities of another company.

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It sometimes can be difficult to know whether information would be considered “material.” There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Therefore, trading in Company Securities when you possess non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or non-public, you should consult with the Compliance Officer(s).

2.3	What are the consequences of violation of this Policy?

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as authorities in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

3	Statement of Policy

Persons Subject to the Policy. This Policy applies to all persons working for the Company. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below. The Company may also determine that other persons should be subject to this Policy, such as contractors or other service providers who have access to material nonpublic information. For purposes of this Policy, all references to “you” shall include all persons subject to this Policy.

Transactions Subject to the Policy. This Policy applies to transactions in Company Securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.

Statement of Policy. If you are aware of material nonpublic information relating to the Company, you may not, directly, or indirectly through family members or other persons or entities:

1.	Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions under Company Plans,” “Transactions Not Involving a Purchase or Sale,” or “Rule 10b5-1 Plans;”

2.	Recommend the purchase or sale of any Company Securities;

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3.	Convey (or “tip”) material, nonpublic information to any other persons within the Company whose jobs do not require them to have that information, or to persons outside the Company, by providing them with material, nonpublic information regarding the Company; or

4.	Assist anyone engaged in the above activities.

In addition, it is the Company’s policy that no person who is working for the Company, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

3.1	Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, aunts, uncles, cousins and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents, children or other family members who consult with you before they trade in Company Securities (collectively referred to throughout this Policy as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

3.2	Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to throughout this Policy as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

3.3	Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

3.3.1	Stock Option Exercises

This Policy does not apply to the exercise of stock options acquired pursuant to the Company’s plans, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. As a result, you may always adopt an “exercise and hold” strategy. However, the sale of the underlying stock is subject to the Policy. Thus, restrictions contained in this Policy would apply to the use of Company Securities to pay the exercise price of an option and to a “broker-assisted cashless exercise” of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or related tax withholdings, unless effected pursuant to a “sale to cover” arrangement that has been pre-cleared by the Compliance Officer(s).

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Group Policy INSIDER TRADING POLICY

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3.3.2	Stock Awards

This Policy does not apply to the vesting of restricted stock, restricted stock units or other stock-related awards, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any such awards. The Policy does apply, however, to any market sale of stock relating to such awards, unless effected pursuant to an approved Rule 10b5-1 plan, described under the heading “Rule 10b5-1 Plans.”

3.4	Transactions Not Involving a Purchase or Sale

Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell Company Securities while the recipient is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of Company Securities occur during a blackout period. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

3.5	Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

3.6	Special and Prohibited Transactions

The prohibitions and restrictions described on Appendix A attached to this Policy apply to all persons working for the Company.

4	Additional Procedures

The Company has established additional procedures to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

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4.1.1	Pre-Clearance Procedures

The persons designated by the Compliance Officer(s) as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer(s). A request for pre-clearance should be submitted to the Compliance Officer(s) at least two business days in advance of the proposed transaction. The Compliance Officer(s) are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. All transactions in Company Securities must be pre-cleared by the Compliance Officer(s). If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.

A pre-cleared trade must be effected within the next ten business days (or earlier if a black-out period goes into effect) of receipt of the pre-clearance unless a specific exception has been granted by the Compliance Officer(s). A pre-cleared trade that has not been effected during the next ten business days (or earlier if a black-out period goes into effect) must be pre-cleared again prior to execution.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer(s). The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

4.1.2	Quarterly Trading Restrictions

The persons designated by the Compliance Officer(s) as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving Company Securities (other than as specified by this Policy), during a “Blackout Period” beginning ten days prior to the end of each fiscal quarter and ending on the second (2nd) business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the third (3rd) business day following the public release of the Company’s quarterly earnings and ending ten days prior to the close of the next fiscal quarter.

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Compliance Officer(s) conclude that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Blackout Period must contact the Compliance Officer(s) for approval at least ten days in advance of any proposed transaction involving Company Securities.

4.1.3	Event-Specific Trading Restriction Periods

From time to time, an event may occur that is material to the Company and is known by only a few persons working for the Company. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer(s) may not trade in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer(s), designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer(s) may notify these persons that they should not trade in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer(s) have not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

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4.1.4	Exceptions

The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

4.2	Rule 10b5-1 plans

Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer(s). In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. Any amendment to a Rule 10b5-1 Plan must be submitted for approval at least five days prior to the date such amendment is effective.

5	Administration of the Policy

Carsten Trebuth shall serve as the Compliance Officer for the purposes of this Policy - if necessary, CFO Stefan Berndt-von Buelow acts as a deputy. All determinations and interpretations by the Compliance Officer(s) shall be final and not subject to further review.

If you have questions regarding this Policy, please contact the Compliance Officer(s) or send an e-mail to this e-mail address: compliance@ads-tec-energy.com.

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6	Certification (For Employee)

You must sign, date, and return the attached Certification stating that you received the Company’s Insider Trading Policy, and you agree to comply with it. The Company may require you to sign such a Certification on an annual basis.

Please note that you are bound by the Policy whether or not you sign the Certification.

6.1.1	Acknowledgement of receipt of the policy

Place, Date	Name	Signature

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7	Certification (For Company)

You must sign, date, and return the attached Certification stating that you received the Company’s Insider Trading Policy, and you agree to comply with it. The Company may require you to sign such a Certification on an annual basis.

Please note that you are bound by the Policy whether or not you sign the Certification.

7.1.1	Acknowledgement of receipt of the policy

Place, Date	Name	Signature

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8	Appendix A

8.1	Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if any person who is working for the Company engage in certain types of transactions. It therefore is the Company’s policy that its working persons may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

8.1.1	Short-Term Trading

Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, none of the persons working for the Company who purchases Company Securities in the open market may sell any Company Securities of the same class during the six months following the purchase (or vice versa).

8.1.2	Short Sales

Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

8.1.3	Publicly Traded Options

Given the relatively short term of publicly traded options, transactions in options may create the appearance that a person working for the company is trading based on material nonpublic information and focus a person who is working for the company attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, persons working for the company are prohibited from engaging in transactions in put options, call options or other derivative securities, on an exchange or in any other organized market. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

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8.1.4	Hedging Transactions

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a person working for the Company to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person who is working for the Company may no longer have the same objectives as the Company’s other shareholders. Therefore, persons working for the company are prohibited from engaging in any such transactions.

8.1.5	Margin Accounts and Pledged Securities

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, persons working for the company are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

8.1.6	Standing and Limit Orders

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a person who is working for the company is in possession of material nonpublic information. The Company therefore discourages persons working for the company from placing on Company Securities. If a director or officer determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined in the Policy under the heading “Additional Procedures.”

Version:	2.5
Changes:	Review and legal update
Distributor:	For application: all Employees For Information: all Employees
	Created	Reviewed	Approved
Funktion:	GRC	GRC	CFO
Name:	Selinay Mutlu	Carsten Trebuth	Stefan Berndt-von Bülow
Date:	see Signature	see Signature	see Signature
Signature:

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